Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu Chairman, President and Chief Executive Officer (415) 315-2800 Jonathan H. Downing Chief Financial Officer (415) 315-2800

EVC Group Investor Relations: Douglas M. Sherk, Jennifer Beugelmans (415) 896-6820 Media Relations: Sheryl Seapy (415) 272-3323

For Immediate Release

UCBH HOLDINGS, INC. REPORTS RECORD NET INCOME OF $20.3 MILLION
FOR THE SECOND QUARTER OF 2004

• Net Income Increases by 31.4%
• Core Deposits Increase by 26.6% Annualized
• Company Generates $664.8 Million of New Loan Commitments
• Loan Pipeline Grows to Over $1.2 Billion
• Credit Quality Remains Strong with a Nonperforming Asset Ratio of 0.11%

          SAN FRANCISCO, July 15, 2004 – UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $20.3 million for the second quarter ended June 30, 2004. This is an increase of 31.4%, compared with net income of $15.4 million for the quarter ended June 30, 2003. The diluted earnings per common share on a post-split basis were $0.43 for the second quarter of 2004, compared with $0.35 for the corresponding period of 2003.

Second quarter of 2004 highlights include:

     Revenue Growth:

•	Net interest income grew by $10.3 million, or 26.0%, for the second quarter of 2004, compared with the corresponding quarter of 2003.

•	Commercial banking and other fees increased by $495,000, or 29.8%, for the second quarter of 2004, compared with the corresponding quarter of 2003.

•	Gain on sale of SBA loans was $1.4 million in the second quarter of 2004. There were no gains on sales of SBA loans in the corresponding quarter of 2003.

     Deposits:

•	Core deposit growth was $134.2 million for the second quarter of 2004, or 26.6% annualized. Year-to-date core deposit growth was $245.1 million, or 25.7%, annualized.

•	Total net deposit growth was $122.3 million in the second quarter of 2004, or 10.4% annualized. Year-to-date total deposits grew by $350.3 million, or 15.6% annualized.

     Loan Growth:

•	New loan commitments increased by 30.5% to $664.8 million for the second quarter of 2004, compared with loan commitments of $509.5 million for the second quarter of 2003.

•	Total loan growth was $245.0 million for the second quarter of 2004, or 25.4% annualized, before an internal securitization of $48.7 million of multifamily loans.

     Asset Quality:

•	Nonperforming asset ratio was 0.11% at quarter end, consistent with March 31, 2004.

•	Net loan charge-offs were $701,000 for the second quarter of 2004, or 0.07% annualized, compared with net loan charge-offs of $273,000 in the second quarter of 2003, or 0.03% annualized.

          As a result of the strong performance in the second quarter of 2004, the resulting annualized return on average assets (“ROA”) ratio for the quarter ended June 30, 2004 was 1.39%, and the annualized return on average equity (“ROE”) ratio was 18.54%. The ROA and ROE ratios for the second quarter of 2003 were 1.25% and 20.12%, respectively. The efficiency ratio was 41.50% for the second quarter of 2004, compared with 39.19% for the corresponding period of the previous year.

          Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with UCBH’s strong financial performance during the second quarter of 2004. Our consistent earnings growth reflects continued success in the implementation of our strategic business plan.

          “During the quarter, we achieved strong loan and deposit growth. Our new loan commitments increased by 30% when compared to the second quarter of 2003. Core deposit growth was 27% annualized for the second quarter and reflects our organization’s ability to establish new customer relationships and make further incursions into our niche market. Similarly, we are pleased with the strong momentum of our loan generation capabilities as reflected in the record pipeline of over $1.2 billion as of June 30, 2004. Our Hong Kong branch continues to have a very strong first year of operations. Total deposits of the Hong Kong branch at June 30, 2004 increased by more than 100% over the March 31, 2004 level and loan growth increased 19% annualized, as compared to the first quarter of this year.

          By adhering to our conservative underwriting criteria, we have achieved a nonperforming asset ratio below 0.25% for the twenty-first consecutive quarter, which reflects the high credit quality of our loan portfolio. We remain confident that we will achieve our goals for 2004; therefore, we are increasing our earnings guidance to a range of $1.72 to $1.75 for the year from our previous guidance of $1.69 to $1.72,” concluded Mr. Wu.

          Net Income and Net Interest Income

          Net income increased by 31.4% to $20.3 million for the quarter ended June 30, 2004, compared with $15.4 million for the corresponding quarter of the prior year, primarily due to an increase in net interest income. Net interest income before provision for loan losses for the second quarter of 2004 increased by $10.3 million, or 26.0%, to $49.9 million, compared with $39.6 million in the same period of 2003. This increase was primarily due to an

$856.3 million increase in the average balance of interest-earning assets, which resulted from organic loan growth and the acquisition of First Continental Bank (“FCB”) in July 2003. The net interest margin increased to 3.66% for the quarter ended June 30, 2004, from 3.42% for the corresponding quarter of 2003. The increased net interest margin reflects the favorable impact of growing commercial loans while increasing core deposits to lower the Bank’s funding cost.

          The net interest margin of 3.66% for the second quarter of 2004 compares with a net interest margin of 3.74% for the first quarter of the year. The decreased net interest margin reflects the lower collection of prepayment penalties in the second quarter, a lower loan yield resulting from changes in the loan portfolio composition and a two basis point increase in our average cost of deposits during the quarter.

          During 2004, the Bank achieved strong results in the generation of multifamily and residential mortgage (one to four family) loans which have lower yields relative to commercial real estate and commercial business loans. Although the significant growth in these loan portfolios resulted in a lower loan portfolio yield in the second quarter of 2004, this loan growth further enhances the Bank’s ability to increase market share and expand customer relationships in the future. Loan yields are expected to increase during the balance of 2004 as a result of projected increases in the Fed Funds rate by year-end and the generation of new commercial real estate and commercial business loans at higher yields during the balance of 2004.

          The two basis point increase in the average cost of deposits during the quarter reflects the effect of the CD promotion implemented by the Bank in the latter part of the first quarter of 2004. Under this promotion, the Bank generated approximately $100 million of 15-month CDs in anticipation of rising interest rates in the coming twelve-month period.

          Based upon the current business momentum, particularly the very strong commercial loan pipeline, and anticipated market interest rate movements, the Company projects a net interest margin in the range of 3.75% to 3.80% by December 31, 2004.

          Noninterest Income

          Noninterest income decreased by 11.5% to $5.4 million for the quarter ended June 30, 2004, compared with $6.1 million for the corresponding quarter of 2003. The decrease reflects the reduced gain from the sale of securities and the loss on other equity investments, partially offset by increases in gain on sale of loans and in commercial banking fees. Commercial banking and other fees increased 29.8% to $2.2 million for the second quarter of 2004, from $1.7 million for the corresponding quarter of 2003, primarily as a result of commercial banking activities. Gain on sale of securities for the second quarter of 2004 were $2.6 million, compared with $3.8 million in the corresponding quarter of the prior year. Gains on sale of loans of $1.4 million in the second quarter of 2004 represent gains on sales of SBA loans and reflect the strong momentum in SBA originations during 2004. We anticipate that SBA loan originations will remain strong for the balance of 2004. There were no gains on sales of SBA loans in the second quarter of 2003. Gains on securities and SBA loan sales were partially offset by equity losses on CRA investments of $1.5 million. This loss represents the recognition of the Bank’s share of equity losses on CRA investments. The loss on other equity investments was $38,000 for the quarter ended June 30, 2003.

          Noninterest Expense

          Noninterest expense for the second quarter of 2004 increased by 28.1% to $23.0 million from $17.9 million for the corresponding quarter of 2003. This increase was primarily a result of increased personnel expense. In the second quarter of 2004, personnel expense increased 26.5% to $11.7 million from $9.2 million for the second quarter 2003. This increase resulted from additional staffing required to support the growth of the Bank’s commercial banking business, the acquisition of FCB in July 2003, and the expansion of the Hong Kong branch. Occupancy expense increased by 63.2% to $2.2 million in the second quarter of 2004, from $1.3 million, in the corresponding quarter of 2003, reflecting primarily the acquisition of FCB in July 2003, the opening of the Foster City and Torrance branches in California, as well as the expansion of the Hong Kong branch. Miscellaneous expense increased to $3.7 million for the second quarter of 2004, compared with $3.1 million for the second quarter of 2003, an increase of $591,000, or 19.1%. The increase reflects the Bank’s expansion and relocation costs, as well as increased advertising costs.

          Deposits

          Core deposits increased at an annualized rate of 25.7% to $2.16 billion at June 30, 2004, compared with $1.91 billion at December 31, 2003. CDs increased by $105.2 million, or 8.2% annualized, during the first two quarters of the year. Total deposits increased to $4.83 billion at June 30, 2004, compared with $4.48 billion at December 31, 2003, an increase of $350.3 million, or 15.6% annualized. All of the deposit growth was organic. The average cost of deposits for the quarter ended June 30, 2004, decreased to 1.32% from 1.70% for the three months ended June 30, 2003, as a result of the increase in core deposits.

          Loan Growth

          Loans increased at an annualized rate of 20.4% during the quarter to $4.05 billion at June 30, 2004. During the second quarter, the Bank also securitized $48.7 million of multifamily loans with Fannie Mae (“FNMA”) and retained all of the securities issued. FNMA securities have a lower risk-based capital requirement than multifamily loans. Prior to the securitization, loan growth was $245.0 million for the quarter, or 25.4% annualized.

          As a result of the Bank’s continued focus on commercial lending activities and the expansion in Hong Kong, loan growth remained concentrated in the Bank’s commercial loan portfolio, which totaled $3.64 billion at June 30, 2004. This represents a quarterly increase of $123.5 million, or 14.0% annualized, from $3.52 billion of commercial loans at March 31, 2004. Commercial loan growth for the second quarter prior to the multifamily securitization was $172.2 million, or 19.6% annualized.

          New loan commitments of $664.8 million for the quarter ended June 30, 2004, were comprised of $563.3 million of commercial loans and $101.5 million of consumer loans. Commercial real estate loan originations decreased 3.5% to $153.1 million in the second quarter of 2004 from $158.7 million in the second quarter of 2003. Multifamily loan originations were $187.4 million for the second quarter of 2004, an increase of $51.2 million, or 37.6%, from $136.2 million of multifamily loan originations in the second quarter of 2003. Commercial business loan commitments of $104.7 million in the second quarter of 2004 increased by $32.5 million, or 45.0% compared with the second quarter of 2003. Construction commitments of $118.1 million in the second quarter of 2004 increased by $16.2 million, or 15.9% compared with the second quarter of 2003.

          Credit Quality and Allowance for Loan Losses

          Total nonperforming assets as of June 30, 2004 were $6.8 million, reflecting management’s continued focus on maintaining high credit quality assets. Net loan charge-offs were $701,000 for the quarter ended June 30, 2004, compared with net loan charge-offs of $273,000 for the corresponding quarter of the prior year. Annualized net loan charge-offs for the second quarter of 2004 were 0.07%, compared with 0.03% for the corresponding quarter of 2003. The Company provided $1.0 million for loan losses in the second quarter of 2004, compared with $2.8 million in the second quarter of 2003.

          The Allowance for Loan Losses was $59.5 million as of June 30, 2004, compared with $58.1 million as of December 31, 2003. During the quarter ended June 30, 2004, the Company reclassified approximately $3.1 million from the Allowance for Loan Losses related to unfunded loan commitments and off-balance-sheet credit commitments for letters of credit to other liabilities. For comparison purpose, the December 31, 2003 Allowance for Loan Losses has also been reclassified. These reclassifications reduced the Allowance for Loan Losses by $3.1 million from $62.6 million, or 1.55% of loans to $59.5 million, or 1.47% of loans at June 30, 2004 and by $2.8 million from $60.9 million, or 1.61% of loans to $58.1 million, or 1.53% of loans at December 31, 2003.

          The Allowance for Loan Losses, as reclassified, increased from $58.1 million at December 31, 2003 to $59.5 million at June 30, 2004, an increase of $1.3 million. This increase reflects the net effect of an increase in the allowance resulting from the growth in the commercial loan portfolio, offset by a continued favorable loss experience in the residential mortgage (one to four family) and multifamily loan portfolios.

          Securities

          The securities portfolio was $1.65 billion at June 30, 2004, compared with $1.51 billion at December 31, 2003. Prior to the internal securitization, the securities portfolio was $1.60 billion at June 30, 2004, an increase of $94.9 million, or 6.3% from $1.51 billion at December 31, 2003.

          Income Taxes

          The effective tax rate for the second quarter ended June 30, 2004, was 35.32%, compared with 38.20% for the corresponding period of 2003. The reduced tax rate in the second quarter of 2004 is due primarily to an increase in CRA tax credits.

          Capital

          Stockholders’ equity increased 5.9% to $439.0 million at June 30, 2004, from $414.5 million at December 31, 2003. The growth in equity during the quarter resulted from the retention of earnings. The Tier I leverage ratio of the Bank was 8.19% at June 30, 2004, as compared with 7.86% at December 31, 2003. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”

          Second Quarter Earnings Teleconference and Webcast

          UCBH will hold a conference call and audio webcast tomorrow, July 16, 2004, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s second quarter of 2004. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.

          About UCBH Holdings, Inc.

          UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading California bank serving the ethnic Chinese community. The Bank has 42 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, a branch in Brooklyn, New York, and a branch in Hong Kong. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries as well as consumer banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. The Bank maintains an interactive Internet banking and community portal, www.ibankUNITED.com, in both English and Chinese, with certain sections in Spanish. For additional information, visit the web site for UCBH Holdings, Inc. located at www.ucbh.com.

          Forward-Looking Statements

          Certain statements contained in this release, including without limitation, statements containing the words “confident that,” “believes,” “plans,” “expects,” “anticipates,” “projects” and words of similar import, constitute “forward-looking statements” within the meaning of applicable law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of UCBH or UCB to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which UCBH or UCB operates; demographic changes; the ability of UCBH and UCB to achieve projected earnings; competition; fluctuations in market conditions, including interest rates; changes in business strategies; changes in governmental regulation; changes in credit quality and other risks and other uncertainties including those detailed in the reports filed by UCBH with the Securities and Exchange Commission. Given these risks and uncertainties, undue reliance should not be placed on such forward-looking statements. UCBH and UCB disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

####
(Tables Follow)

UCBH Holdings, Inc.
Consolidated Balance Sheets
( Dollars in Thousands)

	At June 30,	At December 31,
	2004	2003
	(unaudited)
Assets
Cash and due from banks	$64,162	$76,786
Federal funds sold		—
Investment and mortgage-backed securities available for sale, at fair value	1,320,002	1,221,070
Investment and mortgage-backed securities, at cost (fair value $322,753 at June 30, 2004 and $287,372 at December 31, 2003)	329,384	284,712
Federal Home Loan Bank stock and other equity securities	43,166	41,316
Loans	4,049,426	3,791,643
Allowance for loan losses	(59,469)	(58,126)

Net loans	3,989,957	3,733,517

Accrued interest receivable	23,673	21,756
Premises and equipment, net	86,660	84,145
Goodwill	85,093	87,437
Intangible assets	10,396	11,111
Other assets	109,619	26,077

Total assets	$6,062,112	$5,587,927

Liabilities
Noninterest-bearing deposits	$377,760	$324,615
Interest-bearing deposits	4,456,047	4,158,906

Total deposits	4,833,807	4,483,521

Borrowings	585,875	505,542
Subordinated debentures	136,000	136,000
Accrued interest payable	8,258	8,346
Other liabilities	59,156	40,052

Total liabilities	5,623,096	5,173,461

Commitments and contingencies	—	—

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 180,000,000 shares at June 30, 2004 and at December 31, 2003, shares issued and outstanding 45,224,490 at June 30, 2004 and 45,038,378 at December 31, 2003	452	450
Additional paid-in capital	212,194	208,990
Accumulated other comprehensive loss	(18,371)	(3,245)
Retained earnings-substantially restricted	244,741	208,271

Total stockholders’ equity	439,016	414,466

Total liabilities and stockholders’ equity	$6,062,112	$5,587,927

UCBH Holdings, Inc.
Consolidated Statements of Operations
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Interest income:
Loans	$52,548	$45,805	$105,441	$89,979
Funds sold and securities purchased under agreements to resell	93	12	108	19
Investment and mortgage-backed securities	18,992	16,945	36,401	35,545

Total interest income	71,633	62,762	141,950	125,543

Interest expense:
Deposits	15,657	17,369	30,403	35,259
Short-term borrowings	638	263	1,245	475
Subordinated debentures	1,957	1,991	3,910	4,000
Long-term borrowings	3,466	3,508	6,937	6,880

Total interest expense	21,718	23,131	42,495	46,614

Net interest income	49,915	39,631	99,455	78,929
Provision for loan losses	1,009	2,834	3,183	3,825

Net interest income after provision for loan losses	48,906	36,797	96,272	75,104

Noninterest income:
Commercial banking and other fees	2,156	1,661	4,025	3,317
Service charges on deposits	714	635	1,331	1,141
Gain on sale of securities	2,631	3,822	6,493	4,892
Gain on sale of loans	1,371	—	1,881	517
Equity loss in other equity investments	(1,489)	(38)	(1,489)	(76)

Total noninterest income	5,383	6,080	12,241	9,791

Noninterest expense:
Personnel	11,696	9,249	24,611	20,373
Occupancy	2,179	1,335	3,724	2,526
Data processing	1,400	1,085	2,694	2,206
Furniture and equipment	1,385	769	2,414	1,536
Professional fees and contracted services	1,601	1,442	3,124	3,106
Deposit insurance	197	161	402	326
Communication	319	232	615	471
Intangible amortization	482	538	715	1,132
Miscellaneous expense	3,692	3,101	7,467	6,034

Total noninterest expense	22,951	17,912	45,766	37,710

Income before taxes	31,338	24,965	62,747	47,185
Income tax expense	11,070	9,537	22,660	17,829

Net income	$20,268	$15,428	$40,087	$29,356

Average common and common equivalent shares outstanding, basic	45,177,249	42,341,872	45,137,875	42,208,607
Average common and common equivalent shares outstanding, diluted	47,483,483	44,438,124	47,455,756	44,242,178
Basic earnings per share	$0.45	$0.36	$0.89	$0.70
Diluted earnings per share	0.43	0.35	0.84	0.66

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At, or for the three		At, or for the six
	months ended, June 30		months ended, June 30
	2004	2003	2004	2003
Profitability measures:
ROA	1.39%	1.25%	1.40%	1.21%
ROE	18.54%	20.12%	18.56%	19.68%
Noninterest expense / average assets	1.57%	1.45%	1.60%	1.55%
Efficiency ratio	41.50%	39.19%	40.97%	42.50%
Net interest spread (1)	3.46%	3.22%	3.53%	3.25%
Net interest margin (1)	3.66%	3.42%	3.72%	3.45%
Diluted earnings per share	$0.43	$0.35	$0.84	$0.66
Average cost of deposits during the period	1.32%	1.70%	1.31%	1.75%
New loan commitments-
Commercial:
Secured by real estate-nonresidential	$153,114	$158,699	$295,950	$256,943
Secured by real estate-multifamily	187,434	136,234	342,447	250,803
Construction	118,080	101,855	175,025	145,487
Commercial business	104,694	72,197	206,706	115,426

	563,322	468,985	1,020,128	768,659

Consumer:
Residential mortgage (one to four family)	89,120	33,215	126,866	65,134
Other	12,361	7,315	21,256	15,906

	101,481	40,530	148,122	81,040

Total new loan commitments	$664,803	$509,515	$1,168,250	$849,699

(1) Calculated on a tax equivalent basis

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	For the three months ended,		For the six months ended,
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
AVERAGE BALANCES
Loans
Commercial:
Secured by real estate-nonresidential	$1,710,252	$1,337,970	$1,701,246	1,309,726
Secured by real estate-multifamily	1,202,124	987,513	1,200,558	964,014
Construction	278,929	238,872	290,032	230,768
Commercial business	369,683	280,112	345,264	271,305

	3,560,988	2,844,467	3,537,100	2,775,813

Consumer:
Residential mortgage (one to four family)	329,411	297,679	305,450	304,699
Other	46,925	47,485	46,835	47,900

	376,336	345,164	352,285	352,599

Total loans	$3,937,324	$3,189,631	$3,889,385	$3,128,412

Investment securities	$1,652,320	$1,551,255	$1,591,002	$1,546,547
Earning assets	$5,599,727	$4,743,394	$5,487,116	$4,677,515
Assets	$5,834,771	$4,929,458	$5,717,029	$4,870,407
Deposits
Noninterest-bearing	$365,576	$262,710	$351,358	$259,676
NOW and money market accounts	776,133	591,013	757,995	572,520
Savings accounts	893,359	749,363	883,849	727,268
Time deposits	2,700,993	2,471,812	2,643,371	2,474,865

Total deposits	$4,736,061	$4,074,898	$4,636,573	$4,034,329

Borrowings	$462,066	$346,341	$459,956	$338,123
Interest-bearing liabilities	$4,968,550	$4,294,529	$4,881,170	$4,248,775
Equity	$437,288	$306,782	$431,995	$298,324

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At June 30,	At December 31,
	2004	2003
SELECTED FINANCIAL DATA
Selected loan data:
Loan composition
Commercial:
Secured by real estate-nonresidential	$1,762,824	$1,724,179
Secured by real estate-multifamily	1,233,052	1,162,565
Construction	259,792	293,875
Commercial business	385,608	302,159

	3,641,276	3,482,778

Consumer:
Residential mortgage (one to four family)	370,157	274,392
Other	45,378	43,117

	415,535	317,509

Gross loans	4,056,811	3,800,287
Net deferred loan fees	(7,385)	(8,644)

Loans	$4,049,426	$3,791,643

Nonperforming loans	$6,779	$5,857
OREO	—	—
Loan delinquency ratio	0.82%	0.86%
Nonperforming assets to total assets	0.11%	0.10%
Nonperforming loans to total loans	0.17%	0.15%
Allowance for loan losses to nonperforming loans	877.25%	992.42%
Allowance for loan losses to total loans	1.47%	1.53%
Loan-to-deposit ratio	83.77%	84.57%
Selected deposit data:
Demand deposits and NOW accounts	$1,203,311	$1,026,047
Savings account balances	951,904	884,064
Time deposit balances	2,678,592	2,573,410

Total deposit balances	$4,833,807	$4,483,521

Cost of deposits at quarter end	1.31%	1.33%

Selected equity data:
Total shareholders’ equity	$439,016	$414,466
Tier 1 risk-based capital ratio (Bank)	11.29%	10.92%
Total risk-based capital ratio (Bank)	12.55%	12.18%
Tier 1 leverage ratio (Bank)	8.19%	7.86%
Book value per share	$9.71	$9.20